EXHIBIT 10(b)14

BASE SALARIES OF NAMED EXECUTIVE OFFICERS

ALABAMA POWER COMPANY

The following are the annual base salaries, effective March 1, 2015, unless otherwise noted, of the Chief Executive Officer and Chief Financial Officer of Alabama Power Company and certain other executive officers of Alabama Power Company who served during 2014.

Charles D. McCrary* President and Chief Executive Officer; Executive Vice President of Southern Company	$803,247
Mark A. Crosswhite President and Chief Executive Officer Executive Vice President of Southern Company	$641,609
Philip C. Raymond Executive Vice President, Chief Financial Officer, and Treasurer	$364,898
James P. Heilbron Senior Vice President and Senior Production Officer	$252,363
Zeke W. Smith Executive Vice President	$364,911
Steven R. Spencer Executive Vice President	$488,760

*    Retired May 1, 2014. Salary shown was Mr. McCrary’s salary effective March 1, 2014.